CONSULTING AGREEMENT

This Consulting Agreement is made and entered into as of the 1st day of October, 1998, by and between GOLFGEAR INTERNATIONAL, INC., a Nevada corporation (the "Company") and SPORTS
OPPORTUNITIES INTERNATIONAL, a South Carolina corporation (the
"Consultant").

RECITALS

WHEREAS, the Company has developed certain proprietary technology relating to the design and manufacture of golf clubs;

WHEREAS, the Company is in the business of manufacturing and selling golf clubs and golf accessories (hereinafter collectively referred to as the "Products");

WHEREAS, Consultant, is experienced in the marketing of golf products and golf companies and wishes to provide consulting services to the Company with respect to the Company's marketing endeavors;

WHEREAS, Consultant, by and through Parker Smith, also desires to serve as a member of the Board of Directors of the Company; and

WHEREAS, the Company desires to utilize the services of Consultant.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and with reference to the above Recitals, the parties hereby agree as follows:

	1.	Services.

a.	Marketing Services.  Consultant shall provide services with
respect to advising the Company on matters relating to the marketing of the Company and its Products. This shall include interfacing with media, developing an overall marketing plan which shall include introduction to and coordinating golf event promotions and golf club distribution. These services shall not include attendance at promotional events. Compensation for actual attendance at promotional events shall be agreed upon on a case by case basis.

b.	Board of Directors.  During the term of this Agreement,
Parker Smith agrees to act as and accept the position on the Board of Directors of the Company. This position shall be subject to removal in accordance with the bylaws of the Company and/or the Nevada Revised Statutes.

c.	General Duties of Consultant.  During the term of this
Agreement, Consultant shall have the, fill and complete obligation and responsibility for the performance of the duties as contemplated under this Agreement. Consultant shall devote, during the term of this Agreement, such time, energy and skill as is necessary in the performance of his duties as contemplated hereunder, and shall periodically, or at such time that the Company may require. lt is anticipated that Consultant will work approximately forty (40) hours per month in fulfilling obligations imposed pursuant to this Agreement.

d.	Assignment.  Consultant (including Parker Smith) may not
assign the consulting obligations hereunder to an entity or person.

2.	Compensation.  Consultant shall be compensated for services
contemplated hereunder as follows:

a.	 Annual Compensation.  Forty Thousand Dollars ($40,000) per
year with Ten Thousand Dollars ($10,000) to be paid upon execution of this Agreement and Ten Thousand Dollars ($10,000) to be paid each consecutive quarter from execution hereof commencing on January 1, 1999.

b.	Stock Compensation.  In addition to the annual compensation
above, Consultant shall receive twenty-five (25,000) shares of common stock of the Company upon execution of this Agreement, which shall be restricted pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Said shares shall be subject to the lock-up restrictions identified in Schedule A attached hereto and made a part hereof.

c.	Compliance with Rule 144.  Shares issued pursuant to
this Agreement or received upon exercise of stock options have not been registered under the Securities Act or qualified under the California Corporate Securities Law of 1968, as amended. Consultant understands that securities issued hereunder have been acquired for investment purposes and not with a view to or for sale in connection with any distribution hereof within the meaning of the Securities Act. Securities issued hereunder may not be sold or offered for sale in the absence of an effective registration statement under the Securities Act and compliance with the California Securities Law or an opinion of counsel satisfactory to the Company to the effect that said registration and compliance is not required.

d.	Stock Options.  Stock options allowing Consultant to
purchase 50,000 shares of common stock of the Company at $2.00 per share. Said options shall vest as follows:

		(i)	20,000 upon execution of this Agreement.

		(ii)	15,000 after six months of execution of this Agreement.

		(iii)	15,000 one year after execution of this Agreement.

e.	Distribution Override.  Twenty five cents ($0.25) per
golf club sold through distributors introduced to the Company by Consultant. Nothing contained in this subparagraph shall obligate the Company to enter into a distribution agreement with any distributor introduced to the Company by Consultant. Any obligation to pay compensation under this Paragraph 2(c) shall survive the termination of this Agreement and shall remain in full force and effect for five (5) years from the date any distribution agreement is entered into as the result of Consultant's efforts. All payments due to Consultant shall be paid within ten (10) business days of receipt by the Company and shall be subject to adjustment for sales returns and allowances.

f.	Finder's Fee.  In addition to the compensation above, the
Company shall pay Consultant a finder's fee in the amount of ten percent (10%) of any equity financing received as a result of introductions made by the direct efforts of Consultant.

3.	Term of the Agreement.  This Agreement shall be effective
until December 31, 1999. At the end of this period, the parties may renew this Agreement for a one year period (or other agreed upon period) under mutually agreeable terms and conditions. This Agreement may be terminated by the Company in the event Consultant becomes insolvent or files for bankruptcy or fails to provide services as contemplated herein (which shall include the death or incapacity of Parker Smith). In such event, the Company shall give Consultant written notice identifying the reason for proposed termination and allow Consultant a reasonable opportunity to cure any such breach.

4.	Cooperation.  The Company agrees that it shall cooperate
with Consultant to the extent that is reasonably necessary to allow Consultant to perform any of the applicable services as set forth in Paragraph 1 above.

5.	No Authority to Bind.  It is understood and agreed that
Consultant is not acting as an agent for or on behalf of the Company and nothing contained in this Agreement shall be construed as authority for Consultant to bind the Company or obligate the Company to any agreement or contract. In this regard, Consultant agrees not to use any business card, stationary or other correspondence, which utilizes the name or logo of the Company in connection with services being tendered hereunder by Consultant.

6.	Exclusivity.  During the term of this Agreement, Consultant
agrees not to consult with or advise, either formally or informally, directly or indirectly, with any other golf companies or golf products that compete with, or tend to compete with, the Company's Products.

7.	Confidentiality/Covenant Not to Unfairly Compete.  Consultant
understands that he may, during the relationship as contemplated under this Agreement, become aware of or develop certain business and/or marketing practices, business plans, methods of operations and other similar information which the Company deems proprietary and confidential. Consultant hereby acknowledges that such information is in fact proprietary and agrees not to directly or indirectly disclose this information or compete with the business of the Company, or the proposed business of the Company that my exist from time to time, without the prior written consent of the Company.

8.	Independent Contractor.  At all times during the term of
this Agreement, the Consultant is and shall be an independent contractor in providing the consulting services hereunder, with the sole right to supervise, manage, operate,. control, and direct the performance incident to such consulting services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationship of employer/employee or principal/agent, or otherwise create any liability whatsoever as partners, joint venturers, employer, employee, principal, agent, for either the Company or the Consultant with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity.

9.	Responsibility for Payment of Taxes.  Consultant shall be
responsible for any and all withholding tax (including income tax) or other employment taxes that may be required to be' withheld and/or paid as the result of any cash or non-cash compensation received under this Agreement.

10.	Attorneys' Fees.  In the event of any litigation to interpret or enforce any provision(s) of this Agreement, a court of competent jurisdiction may award the prevailing party reasonable attorneys' fees and costs.

11.	Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein.

12.	Independent Counsel.  Consultant acknowledges that this
Agreement hag beenprepared by counsel to the Company, and said counsel does not represent Consultant. Consultant has been advised to consult with an independent attorney of his own choice for the purpose of reviewing this Agreement and giving legal advice on behalf of Consultant with respect thereto.

13.	Arbitration.  In the event of any controversy or dispute
arising out of this Agreement including, without limitation, the interpretation f any of the provisions hereof, any party shall give a Notice to other parties advising each of them of such controversy or dispute in reasonable detail. Upon receipt of such Notice by all of the parties, the parties shall work together in good faith for thirty (30) days from the, date of receipt of such Notice by each party to resolve such controversy or dispute. In the event that such controversy or dispute is not resolved within said time period, such controversy or dispute shall be submitted to neutral, binding arbitration in Orange County, California, before the American Arbitration Association under the commercial arbitration rules then in effect. Any award or decision obtained from any such arbitration proceeding shall be final and binding. Any arbitration award or decision and any judgment thereon may be entered and enforced in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court except (a) an action to compel arbitration pursuant to this subsection; or (b) an action to enforce all award obtained in an arbitration proceeding in accordance with this section.

14.	Severability.  The holding of any provision of this
Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not effect any other provision of this Agreement, which shall remain in full force and effect.

15.	Notices.  Any notices required or permitted to be given
hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth below or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

IF TO COMPANY:		       Don Anderson
                  					GolfGear International, Inc.
                  					5481-A Commercial Drive
                  					Huntington Beach, CA 92649

IF TO CONSULTANT:	     Parker Smith
                  					Sports Opportunities International
                  					1106 South Palmway
                       Lake Worth, Florida 33460

16.	Waiver or Breach.  It is agreed that a waiver by either
party of a breach of anyprovision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same Party.

17.	Entire Agreement and Binding Effect.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributes, successors, and assigns.

18.	Assignment.  This Agreement may not be transferred or assigned by either partywithout the prior written consent of the other party.

19.	Headings.  The section headings appearing in this Agreement
are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

20.	Amendments.  This Agreement may not be amended except by a
writing signed by all parties hereto.

21.	Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed an original and all of which together shall constitute an Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dateand year first above written.

GOLFGEAR INTERNATIONAL, INC.


By: /s/ Donald Anderson
        Donald Anderson
        President

SPORTS OPPORTUNITES INTERNATIONAL


By: /s/ Parker Smith
        Parker Smith